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                                                                      EXHIBIT M

[LOGO]

                                                                November 5, 1999

Dear Stockholder:

     I am pleased to inform you that TriStar Aerospace Co. (the 'Company') has entered into a definitive merger agreement with AlliedSignal Inc. ('AlliedSignal') pursuant to which AlliedSignal has agreed to acquire the Company. Under the merger agreement, a wholly owned subsidiary of AlliedSignal today commenced a cash tender offer for all outstanding shares of the Company's common stock at a price of $9.50 per share, subject to the terms and conditions in the Offer to Purchase and the related Letter of Transmittal that you will receive in AlliedSignal's offering materials. The merger agreement provides that, following completion of the tender offer, AlliedSignal's subsidiary will be merged with and into the Company and all shares of the Company's common stock not purchased in the tender offer will be converted into the right to receive $9.50 per share in cash, without interest.

     YOUR BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT, INCLUDING THE TENDER OFFER AND MERGER, AND DETERMINED THAT THE MERGER AGREEMENT AND THE TENDER OFFER ARE FAIR TO AND ADVISABLE AND IN THE BEST INTEREST OF THE COMPANY AND THE STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO ALLIEDSIGNAL'S SUBSIDIARY.

     In arriving at its decision to recommend the offer, the Board of Directors gave careful consideration to a number of factors, which are described in the
Schedule 14D-9 filed by the Company with the Securities and Exchange Commission and enclosed with this letter, including the opinion dated October 31, 1999 of Goldman, Sachs & Co., the Company's financial advisor, to the effect that the $9.50 per share in cash to be received by the stockholders in the tender offer and the merger is fair, from a financial point of view, to such holders. We urge you to consider carefully the Schedule 14D-9 and AlliedSignal's offering materials, which are also enclosed and provide instructions on how to tender your shares.

     TriStar management and directors thank you for the support you have given the Company over the years.

                                          Sincerely,

                                          P. Quentin Bourjeaurd

                                          P. Quentin Bourjeaurd
                                          President and
                                          Chief Executive Officer
TriStar Aerospace, Inc.

2527 Willowbrook Road, Dallas, TX 75220-4420
(214) 366-5000